As filed with the Securities and Exchange Commission on June 3, 2005

Registration No.

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

UNITED TECHNOLOGIES CORPORATION

(Exact name of issuer as specified in its charter)

Delaware	06-0570975
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One Financial Plaza, Hartford, Connecticut 06101

(Address of principal executive offices, including Zip Code)

UNITED TECHNOLOGIES CORPORATION EMPLOYEE SAVINGS PLAN

(Full title of the Plan)

DEBRA A. VALENTINE, Esq.

Secretary

One Financial Plaza

Hartford, Connecticut 06101

(860) 728-7000

(Name, address and telephone number of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered		Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $1.00 per share (1)	2,000,000 shares	(3)	$106.95	$213,900,000.00	$25,176.03

(1)	Includes pursuant to Rule 416(c) under the Securities Act of 1933, as amended (“1933 Act”), an indeterminate amount of plan participation interests.
(2)	Estimated solely for the purpose of calculating the registration fee, based in accordance with Rule 457(h) under the 1933 Act on the average of the high and low prices as reported by the New York Stock Exchange, Inc. on May 31, 2005.
(3)	Pursuant to Rule 416(a) under the 1933 Act, the number of shares registered hereunder includes such additional number of shares of Common Stock as are required to prevent dilution resulting from stock splits (including the Company’s 2 for 1 stock split scheduled to occur on June 10, 2005), stock dividends or similar transaction that results in an increase in the number of outstanding shares of Common Stock.

PART I

Omitted pursuant to the Note to Part I of Form S-8.

PART II

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents are hereby incorporated by reference:

(1) the Annual Report on Form 10-K of United Technologies Corporation (the “Corporation”) filed with the Securities and Exchange Commission (the “Commission”) for the year ended December 31, 2004;

(2) the Quarterly Report Form 10-Q of the Corporation filed with the Commission for the quarter ended March 31, 2005;

(3) Current Reports filed with the Commission on Form 8-K dated January 21, 2005, April 18, 2005, April 20, 2005, April 25, 2005 and May 6, 2005;

(4) all other reports filed by the Corporation with the Commission pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since the end of the period covered by the most recent Annual Report on Form 10-K referred to in (1) above;

(5) the Annual Report on Form 11-K for the United Technologies Corporation Employee Savings Plan (the “Plan”) for the year ended December 31, 2003; and

(6) the description of the shares of the Corporation’s common stock, par value $1.00 per share (“Common Stock”) contained in the Registrant’s Registration Statement filed with the Commission pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report subsequently filed for the purpose of updating that description.

All documents filed by the Corporation pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or incorporated herein by reference or in any subsequently filed document which is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The financial statements incorporated in this Registration Statement by reference to United Technologies Corporation’s Current Report on Form 8-K dated May 6, 2005 and the financial statement schedule and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control Over Financial Reporting) incorporated in this Registration Statement by reference to the Annual Report on Form 10-K of United Technologies Corporation for the year ended December 31, 2004 and the financial statements incorporated in this Registration Statement by reference to the Annual Report on Form 11-K for the year ended December 31, 2003 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

With respect to the unaudited financial information of United Technologies Corporation for the three-month periods ended March 31, 2005 and 2004, incorporated by reference in this Registration Statement, PricewaterhouseCoopers LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate report dated April 26, 2005, incorporated by reference herein states that they did not audit and they do not express an opinion on that unaudited financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied.

PricewaterhouseCoopers LLP is not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their report on the unaudited financial information because that report is not a “report” or a “part” of the registration statement prepared or certified by PricewaterhouseCoopers LLP within the meaning of Sections 7 and 11 of the Act.

ITEM 4. DESCRIPTION OF SECURITIES

The securities registered hereby are an indeterminate number of participation interests in the Plan.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

Not Applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Pursuant to Section 102 of the General Corporation Law of Delaware, the Corporation has adopted a provision in its Certificate of Incorporation eliminating the personal liability of its directors for monetary damages to the Corporation and its stockholders for any breach of their fiduciary duties as directors of the Corporation, except for their liability due to (1) breach of loyalty to the Corporation, (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) any transaction from which the director derived an improper personal benefit or (4) any payment of unlawful dividends or an unlawful stock repurchase or redemption.

Section 145 of the Delaware General Corporation Law permits a Delaware corporation to indemnify any person who is or was a party to any actual or threatened legal action, whether criminal, civil, administrative or investigative because of his or her service as an officer, director or agent of the corporation against expenses, judgments, fines and settlement payments reasonably and actually incurred by him or her in connection with such proceeding, if he acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe was unlawful, except that, with respect to any legal action by or in the right of the corporation itself, an officer, director or agent of the corporation only is entitled to indemnification for expenses actually and reasonably incurred. Section 6.5 of the Corporation’s Bylaws provides that the Corporation may indemnify officers, directors, employees, fiduciaries and agents (and their heirs and legal representatives) of the Corporation or any constituent corporation absorbed in a consolidation or merger, or persons who serve as such with another corporation, partnership, joint venture, trust or other enterprise at the request of the Corporation or any such constituent corporation, to the full extent permitted by Delaware law.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

Not applicable

ITEM 8. EXHIBITS

See Exhibit Index

Pursuant to the instructions to Form S-8 under Item 8, no opinion of counsel as to the legality of the securities being registered is being furnished because no original issue shares are being registered under this Registration Statement.

United Technologies Corporation has received a determination letter from the Internal Revenue Service dated April 28, 2003 that the Plan is a qualified plan under the Internal Revenue Code of 1986, as amended (the “Code”). The Corporation hereby undertakes to submit any amendments to the Plan to the Internal Revenue Service in a timely manner and will make all changes required under the Code to maintain the tax qualification of the Plan.

ITEM 9. UNDERTAKINGS

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement:

Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Does this really apply?

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering. Not really applicable.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable I assume this language is required.. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer of controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant: Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hartford, and State of Connecticut, on this 27th day of May, 2005.

UNITED TECHNOLOGIES CORPORATION

By	/s/ James E. Geisler
James E. Geisler
Vice-President, Finance

By	/s/ Gregory J. Hayes
Gregory J. Hayes
Vice President, Accounting and Control; Controller

Pursuant to the requirements of the Securities Act of 1933, the Registration Statement has been signed below by the following persons in the capacities indicated on this 27th day of May, 2005.

Signature	Title
/s/ George David GEORGE DAVID	Chairman, Director and Chief Executive Officer

/s/ James E. Geisler JAMES E. GEISLER	Vice-President, Finance

/s/ Gregory J. Hayes GREGORY J. HAYES	Vice President, Accounting and Control; Controller

JEAN-PIERRE GARNIER* (Jean-Pierre Garnier)	Director

JAMIE S. GORELICK* (Jamie S. Gorelick)	Director

CHARLES R. LEE* (Charles R. Lee)	Director

RICHARD D. MCCORMICK* (Richard D. McCormick)	Director

HAROLD W. MCGRAW III* (Harold W. McGraw III)	Director

FRANK P. POPOFF* (Frank P. Popoff)	Director

H. PATRICK SWYGERT* (H. Patrick Swygert)	Director

ANDRÉ VILLENEUVE* (André Villeneuve)	Director

H.A. WAGNER* (H.A. Wagner)	Director

CHRISTINE TODD WHITMAN* (Christine Todd Whitman)	Director

* By	/s/ William H. Trachsel
WILLIAM H. TRACHSEL, AS ATTORNEY-IN-FACT
FOR THE DIRECTORS AND OFFICERS AFTER
WHOSE NAMES APPEARS AN ASTERISK

The Plan: Pursuant to the requirements of the Securities Act of 1933, the Plan Administrator of the United Technologies Corporation Employee Savings Plan has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Hartford, State of Connecticut, on May 31, 2005.

United Technologies Corporation Employee

/s/ Natalie Morris
Natalie Morris
Director Employee Benefits and Human
Resource Systems

EXHIBIT INDEX

Page
4(a)	—Restated Certificate of Incorporation, incorporated by reference to Exhibit 3(i) of the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2003.

4(b)	—Bylaws as amended and restated effective March 10, 2004, incorporated by reference to Exhibit 3(ii) to the Corporation’s Quarterly Report on Form 10-Q for quarterly period ended June 30, 2004.

15	—Letter of PricewaterhouseCoopers LLP concerning unaudited interim financial information dated June 3, 2005

23(a)	—Consent of PricewaterhouseCoopers LLP

24	—Powers of Attorney.